<FILENAME>pressrelease.txt

Exhibit 99.1

Maxtor Announces Resignation of President and CEO
Paul Tufano Named Acting President And Chief Executive Officer

MILPITAS, Calif., January 6, 2003 - Maxtor Corporation (NYSE: MXO) today announced that Mike Cannon, president and chief executive officer, has resigned to join Solectron Corporation (NYSE: SLR), a $12 billion provider of electronic manufacturing and supply chain management services, as its president and chief executive officer, effective immediately. Paul Tufano, 49, chief operating officer and chief financial officer, has been named acting president and chief executive officer. Mr. Cannon, 50, will continue to serve on Maxtor's Board of Directors. The company reiterates all of its recently updated financial guidance for the fourth quarter ended December 28, 2002, including pro forma net income of between $25 and $35 million, or 10 to 14 cents per share.

"In his six and a half years at Maxtor, Mike has made significant contributions to the company, including the completion of the integration of Quantum Corporation's hard disk drive business," said Dr. C.S. Park, Chairman of the Board. "He has positioned the company well to achieve its goal of sustained profitability and is leaving Maxtor in capable and experienced hands. We are very pleased Mike will remain on our Board and wish him well in his new endeavor."

"Our Maxtor Board is very pleased to appoint Paul Tufano as acting president and chief executive officer. Paul joined Maxtor in 1996 as chief financial officer and has worked closely with the executive team in the formulation of the company,s strategy and direction. Since 2001, Paul has also served as the company's chief operating officer and has successfully managed our worldwide operations, including manufacturing. The Board will consider its options and will work as quickly as possible to name a permanent president and CEO," Dr. Park continued.

About Maxtor

Maxtor Corporation (www.maxtor.com) is one of the world,s leading suppliers of information storage solutions. The company has an expansive line of storage products for desktop computers, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader built by consistently providing high-quality products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the NYSE under the MXO symbol.